NuPathe Inc. Reports Second Quarter 2010 Results
CONSHOHOCKEN, PA — September 14, 2010 — NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders, today announced financial results for the quarter ended June 30, 2010. The Company completed its initial public offering (IPO) on August 11, 2010, after the end of the second quarter.
“With the completion of our IPO in August 2010, we are pleased to report quarterly results for the first time as a public company,” said Jane H. Hollingsworth, chief executive officer. “With the addition of the net proceeds from the IPO, we believe we now have the financial strength necessary to focus on our primary objectives, most notably gaining FDA approval for Zelrix for the treatment of acute migraine. We remain on track to submit our New Drug Application for Zelrix with the U.S. Food and Drug Administration in the fourth quarter of 2010.”
NuPathe reported a net loss of $5.6 million for the second quarter of 2010, compared to a net loss of $4.0 million for the second quarter of 2009. Research and development expenses were $3.3 million in the second quarter of 2010, compared to $3.2 million in the second quarter of 2009. General and administrative expenses were $0.9 million in the second quarter of 2010, compared to $0.8 million for the same period in 2009. Net interest expense in the second quarter of 2010 was $1.4 million, which included non-cash interest charges of $1.3 million relating primarily to the amortization of the beneficial conversion feature of secured subordinated promissory notes issued in April 2010 that were automatically converted into shares of common stock upon the closing of the IPO.
NuPathe ended the second quarter of 2010 with $8.5 million in cash and cash equivalents. In August, NuPathe raised $43.0 million in net proceeds from the completion of the IPO. In connection with the closing of the IPO, all outstanding shares of redeemable convertible preferred stock and, as noted above, all outstanding secured subordinated promissory notes, were automatically converted into shares of common stock. Additionally, all outstanding warrants to purchase shares of preferred stock were automatically converted into warrants to purchase shares of common stock, resulting in the Company’s warrant liability being reclassified into stockholders’ equity. On an as-adjusted basis, after giving effect to the closing of the IPO, NuPathe would have ended the second quarter of 2010 with $51.5 million in cash and cash equivalents.

Company to Host Conference Call
In conjunction with NuPathe’s second quarter 2010 financial results announcement, the Company will host a conference call today at 8:45 am EDT. Although we will not have a question and answer session following this presentation, we plan to have question and answer sessions on future calls. To participate on the live call, please dial 888-299-7230 (domestic) or +1-719-457-2558 (international), and provide the participant passcode 4865914, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for one month within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 4865914.
A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for one month following the call.
About NuPathe
NuPathe Inc. is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s most advanced product candidate, Zelrix™, is a transdermal patch for the treatment of migraine. Zelrix actively delivers sumatriptan, the most widely prescribed migraine medication, through the skin in a controlled manner using its proprietary SmartRelief™ technology.
In addition, NuPathe has two other proprietary product candidates in preclinical development that address large market opportunities: NP201 for the continuous symptomatic treatment of Parkinson’s disease, and NP202 for the long-term treatment of schizophrenia and bipolar disorder.
Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, (i) plans to develop and commercialize our product candidates, including Zelrix; and (ii) estimates regarding expenses, future revenues, capital requirements and needs for additional financing. The words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: (i) NuPathe’s ability to obtain marketing approval for and commercialize Zelrix, (ii) market acceptance of Zelrix among physicians, patients and third party payors, (iii) competition from other pharmaceutical and biotechnology companies, (iv) serious adverse events or other safety risks that could require NuPathe to abandon development and preclude or limit approval of Zelrix, and (v) securing marketing exclusivity for Zelrix in the U.S. For further information with respect to these and other factors that could cause NuPathe’s actual results to differ materially from expectations, reference is made to the “Risk Factors” section of the final prospectus relating to NuPathe’s IPO filed with the Securities and Exchange Commission, and in other filings that NuPathe periodically makes with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent NuPathe’s views as of the date of this press release. NuPathe anticipates that subsequent events and developments will cause NuPathe’s views to change. However, while NuPathe may elect to update these forward-looking statements at some point in the future, NuPathe specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NuPathe’s views as of any date subsequent to the date of this press release.
Contact Information:

Keith A. Goldan	John Woolford
Vice President and Chief Financial Officer	Westwicke Partners, LLC
(484) 567-0130	(443) 213-0506

NUPATHE INC.
(A Development-Stage Company)
Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009
Operating expenses:
Research and development	$3,268	$3,198	$6,658	$6,194
General and administrative	945	754	1,818	1,550

Total operating expenses	(4,213)	(3,952)	(8,476)	(7,744)
Interest income	4	5	4	24
Interest expense	(1,435)	(50)	(1,446)	(106)

Loss before income tax benefit	(5,644)	(3,997)	(9,918)	(7,826)

Income tax benefit	—	—	320	151

Net loss	(5,644)	(3,997)	(9,598)	(7,675)

Accretion of redeemable convertible preferred stock	(1,033)	(830)	(2,067)	(1,660)

Net loss available to common stockholders	$(6,677)	$(4,827)	$(11,665)	$(9,335)

Basic and diluted net loss per common share	$(17.42)	$(12.64)	$(30.49)	$(24.45)

Weighted average basic and diluted common shares outstanding	383,368	381,789	382,609	381,789

NUPATHE INC.
(A Development-Stage Company)
Balance Sheet Data
(In thousands)
(Unaudited)

		As adjusted for
	June 30,	the IPO	December 31,
	2010	June 30, 2010 *	2009

Cash and cash equivalents	$8,495	$51,495	$3,927
Total assets	13,089	54,497	5,009
Total debt	13,275	5,000	818
Redeemable convertible preferred stock	57,605	—	55,538
Total stockholders’ equity (deficit)	(63,377)	45,024	(54,474)
* The as adjusted balance sheet data set forth above gives effect to NuPathe’s August 2010 IPO in which the Company issued and sold 5 million shares of common stock at $10 per share. Net proceeds were $43.0 million after deducting underwriting discounts and offering expenses. In connection with the closing of the IPO, all outstanding shares of redeemable convertible preferred stock and all outstanding secured subordinated promissory notes were automatically converted into shares of common stock. Additionally, all outstanding warrants to purchase shares of preferred stock were automatically converted into warrants to purchase shares of common stock, resulting in the Company’s warrant liability being reclassified into stockholders’ equity.